Exhibit 10.8

October 2, 2009

Fredrick C. Berndt
CEO Chairman
11 Good Energy
4450 Belden Village St. NW
Suite 800
Canton, Ohio 44718

Dear Fred:

We enjoyed speaking with you, Chris, and Bill and learning more about 11 Good Energy. G2 is a perfect “now fuel.” The emission, mile per gallon, and other benefits can help California achieve the Low Carbon Fuel Standard and offer the nation a sustainable, cost-effective energy that is available now.

We look forward to working with you. This Letter of Agreement (the “Agreement”) will serve to confirm the engagement of California Strategies, LLC (“Consultant”) as a consultant to 11 Good Energy (“Client”) to help establish a High Performance B5 fuel standard in California and to recognize the environmental and economic benefits of G2 Diesel in California policies, such as implementation of the Low Carbon Fuel Standard, and assist in development of strategic partnerships and investments to help 11 Good Energy grow throughout the nation.

Firm Background:

California Strategies, LLC is a leading full-service government relations and advocacy firm based in Sacramento, with offices in Los Angeles, Irvine, San Diego, Inland Empire, Modesto, and the Silicon Valley. Our bipartisan firm has unrivaled experience across all three branches of government, at all three levels of government, in every state agency, and on both sides of the political aisle. We have unparalleled abilities to develop broad strategic visions and implement the targeted actions needed to achieve results and exceed expectations.

We provide superior legislative, administrative, and regulatory advocacy, constructive policy analysis, and innovative governmental strategies that achieve the objectives of our clients. Our clients include real estate developers, companies, corporations, industry associations, government entities, and non-profit organizations. Our firm is dedicated to solving their problems and accomplishing real results.

Our people, all experienced policymakers and political strategists, have proven records of achievement in government, business, and not-for-profit sectors. Our expertise is in navigating the public policy and government decision-making processes. We have written, secured approval for, and implemented legislation and regulations, secured grants and permits, and implement comprehensive governmental affairs strategies.

Operationally, one or two principals are responsible for managing client contact and expediting communications with our team. Rusty Areias and Ted Harris will serve as your primary

980 NINTH STREET, SUITE 2000 · SACRAMENTO, CA 95814
TELEPHONE (916) 266-4575 · FACSIMILE (916-266-4580
WWW.CALSTRAT.COM

contacts. Day-to-day strategic decisions are made on the basis of our staff members’ expertise and well-established relationships with the administration, executive branch officials, legislators, and key stakeholders. This structure allows for targeted involvement of all of the members of the California Strategies team.

Our team has the expertise and relationships to help 11 Good Energy succeed in California.

Scope of Services

The following activities will be carried out for the Client:

1.	Conduct strategy sessions with Client.

2.

Create champions within the California Air Resources Board, Energy Commission (CEC), the Governor’s Office, Regional Air Quality Management Districts, Southern California Association of Governments, Department of General Services, Caltrans, Business Transportation and Housing Agency, and/or others.

3.	Pursue the establishment of a High Performance B5 fuel standard.

4.	Position G2 to benefits from California’s environmental policies.

5.	Identify strategic partnership and investors.

6.	Target municipal and private fleet and transit operators to run on G2.

7.	Craft key messages tailored for decision-makers.

8.	Orchestrate launch events and rollout.

9.	Assist in generating earned media.

10.	Participate in ongoing coordination calls and meetings with the Client.

Compensation:

The Client agrees to provide to the Consultant the following compensation in return for the services as detailed in the Scope of Services above:

A fixed fee of US $20,000 per month. The Consultant will submit an invoice to the Client each month for the total amount due, including any expenses incurred during the billing period. The invoice should be addressed to:

Success Fees: A mutually agreeable success fee or commission structure shall be negotiated within the first 60 days of this engagement.

Invoices should be addressed to:

Fredrick C. Berndt
11 Good Energy
4450 Belden Village St. NW
Suite 800
Canton, Ohio 44718

The first month and last month fee, totally $40,000, shall be paid within 10 days of engagement, and all subsequent invoices shall be paid within 30 days of receipt.

Other Expenses:

The Consultant shall be reimbursed by the Client for reasonable expenses, such as travel, incurred in the normal course of business in support of Consultant’s efforts on behalf of Client. “Expenses” may also include costs incurred to retain subcontracted consulting or professional services, should such retention be necessary. Prior approval from Client shall be obtained for items costing in excess of $500. Any expenses incurred on behalf of Client shall be documented and billed as they occur. Should subcontracted consulting or professional services become necessary, a management and administration fee not to exceed 10% of subcontractor fee(s) will apply in addition to the actual fees charged by any subcontractor(s).

Duration:

The services to be rendered by the Consultant under this Agreement, for which a fee shall be paid, will commence upon execution of this agreement for a period of twelve months, with the opportunity to continue the relationship if mutually agreeable. Either party may terminate this Agreement, without liability, with 30 days advance written notice.

This agreement will automatically renew for twelve months subject to the provisions above, unless prior to the end of this agreement, the Client notifies the Consultant in writing of termination of the agreement.

Assignment:

The Client may assign this Agreement to any of its affiliates without the prior consent of the Consultant. Except as provided by the preceding sentence, this Agreement may not be assigned by either party except upon the express written consent of the other party.

Mutual Indemnification:

Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other for indirect, incidental or consequential damages. In the event any damage, liability, loss, expense or cost, including attorneys’ fees, is the result of a negligent act, error, or omission of a party to this Agreement or any person employed by it, and arises out of the performance of this Agreement, the negligent party shall indemnify, defend and hold the other party harmless.

Confidentiality:

The Consultant agrees to protect confidential information against unauthorized disclosure. The Consultant will protect such information using a reasonable degree of care as is used to protect its own confidential information of a like nature. The Consultant agrees to protect confidential information disclosed under this agreement in both a) a tangible form, clearly labeled confidential at time of disclosure, and b) in non-tangible form, pertaining to matters disclosed in writing or orally which protect or enhance the competitive position of the Client. This Agreement covers confidential information the Consultant has obtained to date and will obtain in the future. The Consultant’s obligations regarding confidential information received under this Agreement shall survive for two years following any termination hereof.

Code of Ethics:

In respect to the performance of its Scope of Services, the Consultant specifically represents, warrants and agrees that, in respect of its involvement in the Client, no payment or offer of payment has been made or shall be approved or made by the Consultant with the intention or understanding that any part of such payment is to be used to influence or attempt to influence, corruptly or unlawfully, any decision or judgment of any official of any government or of any subdivision, agency, or instrument thereof or any political party in connection with the Client. The obligations in this paragraph shall survive the termination of this Agreement.

Independent Contractor Status:

By execution of this agreement, the Consultant acknowledges that it is an independent contractor and neither it nor its employees are employees of the Client for any purpose whatsoever. The Consultant has no right or authority to assume or create any obligation or responsibility, express or implied, on behalf of the Client, except as expressly authorized in writing by the Client.

Other Conditions:

The scope of consulting services contemplated under this agreement does not include “lobbying” as that term is defined under the Political Reform Act (Gov. Code §§ 81000 et. seq.) or local law. Consequently, the Client hereby agrees that no payments to Consultant will be classified as payments made to lobbyists or lobbying firms on any lobby disclosure reports filed by the Client, if any. Should at any time a question arise regarding lobbying activities, the Client and Consultant agree to discuss immediately and take the appropriate action. If the scope of services needs to be amended to include lobbying activities the Client and Consultant agree to make such amendments immediately and file the appropriate paperwork with the Secretary of State.

This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California.

This Agreement may be amended only by a written and signed agreement of both the Consultant and the Client.

Please review this Agreement and indicate your acceptance by signing below and returning to Gigi Neverkovec in our Sacramento Office. We look forward to working with you.

Best regards,

Rusty Areias	Ted Harris
ACCEPTED & AGREED:

11 Good Energy		California Strategies, LLC

By:		By:

	Fredrick C. Berndt, CEO Chairman		Bob White, Chairman